                                                                     Exhibit 8.2

                                February 5, 2002


Board of Directors
GlobalNet, Inc.
1919 South Highland Avenue
Suite 125D
Lombard, Illinois 60148


         Re: Merger of T T III Acquisition Corp., a Wholly-Owned Subsidiary of
             The Titan Corporation, into GlobalNet, Inc.

Dear Ladies and Gentlemen:

         This opinion is being delivered to you in connection with the proposed merger of T T III Acquisition Corp. ("Merger Sub"), a Nevada corporation and wholly owned subsidiary of The Titan Corporation ("Parent"), a Delaware corporation, with and into GlobalNet, Inc. (the "Company"), a Nevada corporation, with the separate corporate existence of Merger Sub ceasing and the Company continuing as the surviving corporation (the "Merger"). The Merger will be consummated pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of January 6, 2002, by and among Parent, Merger Sub, and the Company.

         In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement on Form S-4, as amended to date; (3) factual representations and certifications made to us by the Parent; (4) factual representations and certifications made to us by the Company; and (5) such other instruments and documents related to the formation, organization, and operation of Parent, Merger Sub, and the Company or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate. In addition, we have reviewed the form of opinion of counsel received by the Company from Hogan & Hartson L.L.P. with respect to the tax consequences of the proposed transaction (the "Hogan & Hartson Opinion").(1)


---------------------------
(1) All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

GlobalNet, Inc.
February 5, 2002
Page 2

                            THE PROPOSED TRANSACTION

         Based solely upon our review of the documents set forth above, and upon such information as Parent, Merger Sub, and the Company have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

         Parent is a diversified technology company that creates, builds and launches technology-based businesses. Merger Sub was organized solely for the purpose of accomplishing the merger described below. The Company is a provider of international voice, data, and Internet services over a private IP network to international carriers and other communication services in the United States and Latin America.

         For the reasons set forth in the Registration Statement, it is proposed that pursuant to the Agreement and the laws of the State of Nevada, Merger Sub will merge with and into the Company. Merger Sub's separate corporate existence will cease and the Company will be the surviving corporation (the "Surviving Corporation"). As the Surviving Corporation, the Company will succeed to all of the assets and liabilities of Merger Sub under Nevada corporate law.

         By virtue of the Merger, each share of Company Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, if any, will be converted into that number of shares of Parent Common Stock equal to the Exchange Ratio. Fractional shares of Parent Common Stock will not be issued in the Merger. Rather, each holder of Company Common Stock who would otherwise have been entitled to receive a fractional share will receive a cash payment in lieu thereof in an amount determined by multiplying (i) the closing sales price of one share of Parent Common Stock as reported on the NYSE Composite Transaction Tape (as reported in the Wall Street Journal, or if not reported therein, any other authoritative source) on the trading day immediately preceding the Closing Date by (ii) the fractional share to which such holder would otherwise be entitled (after aggregating all fractional shares of Parent Common Stock issuable to such holder). Any amounts paid to a holder of Company Common Stock pursuant to a right of appraisal will be paid by the Company out of its own funds and will not be reimbursed by Parent or any affiliate of Parent. Moreover, it is a condition to Parent and Merger Sub's obligations under the Agreement that the number of Dissenting Shares not constitute more than five percent of outstanding Company Common Stock.


                         ASSUMPTIONS AND REPRESENTATIONS

         In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

         1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate, and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

GlobalNet, Inc.
February 5, 2002
Page 3


         2. The Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.

         3. All representations made in the exhibits hereto are true, correct, and complete in all material respects. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

         4. The Merger will be consummated in accordance with the Agreement and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of Parent, Merger Sub, and the Company will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Registration Statement are valid and binding in accordance with their terms.

         5. The Hogan & Hartson Opinion has been concurrently delivered and not withdrawn.

                    OPINION - FEDERAL INCOME TAX CONSEQUENCES

         Based upon and subject to the assumptions and qualifications set forth herein, our opinion as to the material federal income tax consequences of the Merger is included in the Registration Statement under the caption "The Merger - Material Federal Income Tax Consequences" and we hereby confirm our opinion as set forth therein.

         In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below:

         1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Parent has not requested a ruling from the IRS (and no ruling has been sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

         2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local, or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific shareholders of the Company that may be relevant to particular classes of the Company shareholders, such as dealers in securities, corporate shareholders subject to the

GlobalNet, Inc.
February 5, 2002
Page 4


alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

         3. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section captioned "The Proposed Transaction," the Agreement, and the Registration Statement. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section of this opinion captioned "The Proposed Transaction," the Agreement, and the Registration Statement or to any transaction whatsover, including the Merger, if all the transactions described in the section of this opinion captioned "The Proposed Transaction," the Agreement, and the Registration Statement are not consummated in accordance with the terms of the section of this opinion captioned "The Proposed Transaction," the Agreement, and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements, and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

         This opinion letter has been provided for your use in connection with the Registration Statement. We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the sections of the Registration Statement captioned "The Merger - Material Federal Income Tax Consequences" and "Legal Matters." In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.



                                       Sincerely yours,

                                       /s/ Greenberg Traurig, LLP



                                       GREENBERG TRAURIG, LLP